UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                                  July 30, 2008

Affiliated Managers Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-13459	04-3218510
(Commission File Number)	(IRS Employer Identification No.)

600 Hale Street Prides Crossing, Massachusetts	01965
(Address of Principal Executive Offices)	(Zip Code)

(617) 747-3300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02    Unregistered Sales of Equity Securities

                Effective July 30, 2008, Affiliated Managers Group, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Banc of America Securities LLC (the “Initial Purchaser”), relating to the sale by the Company to the Initial Purchaser of $400.0 million aggregate original principal amount of its 3.95% Convertible Senior Notes due 2038 (the “Notes”). The Notes will mature on August 15, 2038 (the “Maturity Date”). Under the terms of the Purchase Agreement, the Notes were sold to the Initial Purchaser at a price of 97% of the original principal amount thereof, and the Company also granted to the Initial Purchaser an option to purchase up to an additional $60.0 million aggregate original principal amount of the Notes to cover over-allotments. The closing of the sale of the Notes is expected to take place on August 6, 2008.

                The Notes are convertible at the option of the holder at any time prior to the close of business on the business day immediately preceding the Maturity Date under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending September 30, 2008 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the Notes on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”), in which the trading price per $1,000 principal amount of the Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate of the Notes on each such day; (3) upon the occurrence of specified corporate transactions; or (4) after the Notes have been called for redemption.

                In addition, holders may convert their Notes at their option at any time beginning on February 15, 2038, and ending on the close of business on the business day immediately preceding the Maturity Date. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of its common stock or a combination thereof at the Company’s election. The initial conversion rate for the notes will be 7.9586 shares of the Company’s common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $125.65 per share of common stock. Such conversion rate will be subject to adjustment in certain events, but will not be adjusted for accrued interest, including any additional interest and any contingent interest.

                The issuance of the Notes will be made by the Company pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 4(2) of such Act on the basis that the issuance does not involve a public offering. The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

ITEM 8.01        Other Events

On July 30, 2008, the Company issued a press release announcing the transaction described in Item 3.02 of this Current Report on Form 8-K.  Pursuant to and in accordance with Rule 135c of the Securities Act, the Company is filing with this Current Report on Form 8-K the press release attached hereto as Exhibit 99.1.

ITEM 9.01        Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Press Release of Affiliated Managers Group, Inc. dated July 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFILIATED MANAGERS GROUP, INC.

Date: August 1, 2008
	By:	/s/ John Kingston, III
		Name:	John Kingston, III
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Affiliated Managers Group, Inc. dated July 30, 2008